EXHIBIT 10.1

                                  AMENDMENT TO
                             STOCK OPTION AGREEMENTS


THIS AMENDMENT TO STOCK OPTION AGREEMENTS, dated and effective as of September 27, 2006 (this "Amendment"), is adopted by Golden West Financial Corporation, a Delaware corporation ("GDW"), for the benefit of those individuals who are party to one or more stock option agreements with GDW (each an "Employee").

                                    RECITALS

A. GDW and each of the Employees are parties to one or more stock option agreements (the "Agreements") evidencing outstanding options to purchase shares of GDW common stock ("Options") that were granted to each of the Employees pursuant to the Golden West Financial Corporation Amended and Restated 1996 Stock Option Plan (the "Plan"). The Agreements generally provide that the option exercise term expires on the earlier of (i) ten years from the date of option grant or (ii) the date of the Employee's termination of employment with GDW and its subsidiaries.

B. On May 7, 2006, GDW entered into an Agreement and Plan of Merger (the "Merger Agreement") with Wachovia Corporation ("WB"), pursuant to which agreement it is contemplated that GDW and a subsidiary of WB will merge (the "Merger"). For purposes of this Amendment, "Wachovia" shall mean WB or any of its subsidiaries, including without limitation any former subsidiary of GDW, employing, without any break in Employee's service after the Merger, Employee.

C. Section 3.10 of the Merger Agreement provides that at the time the Merger becomes effective (as determined in accordance with Section 2.03 of the Merger Agreement and referred to herein as the "Effective Time"), each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest and be deemed to constitute an option to purchase shares of WB common stock, subject to the adjustments to the number of shares subject to the Option and the exercise price thereof as set forth in the Merger Agreement. The successors to GDW shall remain obligated under and be bound by the terms of the Agreements as amended herein.

D. The Plan provides the Stock Option Committee of the Board of Directors of GDW (the "Committee") with the authority to administer the Plan, including making binding and final determinations and adjustments with respect to outstanding stock options and waiving any option vesting provisions. The Committee has determined that the Merger does not constitute a Terminating Transaction as defined by the Plan and the Agreements and that, as a result, all Options shall immediately and fully vest only on the terms and conditions described in this Amendment.

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                                  AMENDED TERMS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, GDW hereby amends the terms of each of the outstanding Agreements as follows:

1. IMMEDIATE VESTING. Immediately prior to the Effective Time, all of Employee's outstanding and unexercised Options shall immediately and fully vest.

2. EXERCISE OF NONQUALIFIED OPTIONS FOLLOWING TERMINATION OF EMPLOYMENT. After the Effective Time, in the event Employee's employment with Wachovia (as defined above) shall terminate for any reason, each nonqualified Option will remain exercisable until and including the 74th day after such date of termination. Notwithstanding the preceding sentence, in the event that final regulations implementing Section 409A of the Internal Revenue Code of 1986, as amended (the "Final 409A Regulations"), are adopted that would permit a longer post-termination exercise period, then each nonqualified Option still outstanding as of the effective date of the Final 409A Regulations will remain exercisable for the longest period (not to exceed 120 days) that can be applied equally to all nonqualified Options in compliance with the Final 409A Regulations. In that case, GDW or its successor will provide, as soon as practicable, each holder of nonqualified Options with notice of the change in the applicable exercise period and the effective date of that change, provided that any such change in the applicable post-termination exercise period will be effective as of the effective date of the Final 409A Regulations.

Notwithstanding anything to the contrary in this Section 2: (1) in no event shall any Option be exercisable after the expiration of ten (10) years from the date on which the Option was originally granted by GDW; and (2) in no event shall this Amendment operate to reduce any longer post-termination exercise period provided in a stock option agreement in the event of the Employee's death. Upon the earlier of (i) the expiration of the applicable post-termination exercise period, or (ii) the expiration of the original ten-year term of the Option, any unexercised Option shall automatically terminate and be forfeited.

3. NO OTHER CHANGES. Except as expressly provided above, this Amendment does not amend, modify or alter any other term or condition set forth in the Plan or the Agreements or permit any purchase or sale or other acquisition/disposition of shares of GDW or WB common stock in violation of applicable federal securities laws. Except to the extent necessary to comply with the Final 409A Regulations or to provide for a longer permissible post-termination exercise period as provided in Section 2 above, no provision of this Amendment shall be modified, waived, discharged or amended unless the modification, waiver, discharge or amendment is agreed to in writing and signed by Employee and by an authorized officer of GDW or its successor. This Amendment shall not impose any obligation upon GDW or any successor to retain Employee in its employ and/or for any particular service period.

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4.  ENFORCEABILITY.  This Amendment  shall  constitute a binding and enforceable agreement between GDW and its successors and each of the Employees as if they were a party hereto. This Amendment shall inure to the benefit of and be enforceable by the Employees and their respective heirs, successors and assigns.

5. CONTINGENT EFFECT/TERMINATION OF THIS AMENDMENT. The provisions set forth in this Amendment are contingent upon the Merger becoming effective. In the event that the Merger is not completed, this Amendment shall be of no further force and effect and shall automatically terminate. This Amendment shall not apply to any Options to acquire GDW common stock that are held by an individual whose employment with GDW or its affiliates terminates prior to the Effective Time.


GOLDEN WEST FINANCIAL CORPORATION


/s/ Herbert M. Sandler
---------------------------------
Herbert M. Sandler
Chief Executive Officer

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